Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2020, with respect to the consolidated financial statements of QuantumScape Corporation included in the proxy statement/prospectus/information statement of Kensington Capital Acquisition Corp. that is made a part of the Amendment No. 4 to the Registration Statement (Form S-4 No. 333-248930) and related Prospectus of Kensington Capital Acquisition Corp. for the registration of shares of its Class A Common Stock and Class B Common Stock.

/s/ Ernst & Young LLP

Redwood City, California

November 10, 2020